Exhibit 99.1

WABCO Cancels First Quarter 2019 Earnings Conference

Call Following Merger Agreement

BERN, Switzerland, April 12, 2019 – WABCO Holdings Inc. (NYSE: WBC), the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles, announced today that it is cancelling its first quarter 2019 earnings conference call which was previously scheduled for Friday, April 26, 2019, at 9:00am Eastern Time.

The cancellation is due to WABCO’s announcement on March 28, 2019, that it has entered an agreement and plan of merger with ZF Friedrichshafen AG. WABCO intends to issue its first quarter 2019 earnings in its Form 10-Q quarterly report, as planned, on April 26, 2019.

About WABCO

WABCO (NYSE: WBC) is the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles. Originating from the Westinghouse Air Brake Company founded nearly 150 years ago, WABCO is powerfully “Mobilizing Vehicle Intelligence” to support the increasingly autonomous, connected and electric future of the commercial vehicle industry. WABCO continues to pioneer innovations to address key technology milestones in autonomous mobility and apply its extensive expertise to integrate the complex control and fail-safe systems required to efficiently and safely govern vehicle dynamics at every stage of a vehicle’s journey – on the highway, in the city and at the depot. Today, leading truck, bus and trailer brands worldwide rely on WABCO’s differentiating technologies. Powered by its vision for accident-free driving and greener transportation solutions, WABCO is also at the forefront of advanced fleet management systems and digital services that contribute to commercial fleet efficiency. In 2018, WABCO reported sales of over $3.8 billion and has more than 16,000 employees in 40 countries. For more information, visit www.wabco-auto.com.

WABCO Global media contact

Nina Friedmann, +49 69 719 168 171, wabco@klenkhoursch.de

WABCO investors and analysts contact

Sean Deason, +1 248 270 9287, investorrelations@wabco-auto.com